Exhibit 99.1

Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES
WITHDRAWAL OF NASDAQ DE-LISTING ACTION

FRANKLIN, Tenn. (November 8, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) announced today the staff of Nasdaq’s Listing Qualifications Department has withdrawn its letter of October 10, 2007, regarding the Company’s non-compliance with certain Nasdaq Marketplace Rules.  As a result, without the necessity of a hearing before the Nasdaq Listing Qualification Panel, Tennessee Commerce’s stock will continue to be listed on The Nasdaq Stock Market.

“We are pleased to announce that our stock will continue to be listed on The Nasdaq Stock Market,” stated Art Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.  “Management of the Company took immediate action to meet with Nasdaq staff members to provide them additional information regarding the issues they raised concerning our non-compliance with certain Marketplace Rules.  We appreciate the willingness of Nasdaq’s staff to review this information and meet with us to quickly resolve this situation.”

Independent Director Dennis Grimaud participated in the meeting with Nasdaq.  He stated, “Based on the information we provided to Nasdaq and certain remedial actions we agreed to take, we believe we have addressed the concerns raised by the staff in a manner that will enhance the long-term success of our Company.”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on the Nasdaq Global market under the symbol TNCC.  Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

Certain statement contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.”  These forward-looking statements include, without limitation, statements relating to the listing of the Company’s securities and enhancements to the Company’s long-term success.

We caution you not to place undue reliance on the forward-looking statement contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors.  These factors may include, but are not limited to, Nasdaq’s corporate governance listing standards and changes to those standards, the Company’s ongoing compliance efforts and ability to meet those standards.

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